Exhibit 99.1
FOR IMMEDIATE RELEASE
For more information, contact:
Lou Brummet
636-728-3031
THERMADYNE HOLDINGS CORPORATION ANNOUNCES
RESULTS FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2008
ST. LOUIS, MO — August 4, 2008 – Thermadyne Holdings Corporation (NASDAQ: THMD) today reported results for the three and six months ended June 30, 2008.
HIGHLIGHTS

	Periods Ending June 30, 2008
	Three months		Six months
($ millions)	2008	Incr. vs 2007	2008	Incr. vs 2007
Net sales	$142.1	+11.8%	$272.9	+12.2%
Net income	$6.0	+$4.4	$10.5	+$7.4
Earnings per share	$0.44	+$0.32	$0.78	+$0.55
Cash provided by operating activities	$17.2	+$0.1	$20.1	+$23.4
Financial Review for the Second Quarter Ended June 30, 2008
Net sales in the second quarter of 2008 rose 11.8% to $142.1 million as compared to the 2007 second quarter. Excluding the impact of foreign currency translations, net sales increased 7.0% with international sales increasing 17.7% in local currency. Sales to customers outside the U.S. increased to 48% of total sales for the second quarter, as compared to 41% in the second quarter of the prior year. Sales of the plasma cutting product line increased 18%, as compared to the second quarter of 2007, due to the strong growth of the Company’s new Cutmaster True Series manual cutting units together with market share gains in automation equipment.
Gross margin in the second quarter of 2008 increased to 33.2% of net sales as compared to 29.7% of net sales in the 2007 second quarter. Gross margin improved despite rising commodity prices through the combined impact of the cost savings and price management initiatives.
Paul D. Melnuk, Thermadyne’s Chairman and Chief Executive Officer, commented: “Our sales in the second quarter reflected solid demand for all of our products with robust orders from the international markets. In addition, sectors of the U.S. market remain strong, particularly regions with infrastructure spending in energy, mining, agriculture and defense while other sectors are softening. Since its launch in the fourth quarter of 2007, the demand for our plasma cutting units has been exceptionally strong in all markets. In addition, it is very gratifying to see our cost- and price-management initiatives combine to benefit our gross margin, despite the difficult commodity cost environment.”

Selling, general and administrative costs were $29.7 million, or 20.9% of sales, in the second quarter of 2008, compared to $26.4 million, or 20.8% of sales, in last year’s second quarter. The 2008 expenses reflect increased new product development activities, the addition of sales and operations associates throughout the Company’s worldwide facilities, added incentive compensation expenses and foreign currency translation effects.
Interest costs declined $2.0 million to $5.3 million in the 2008 second quarter as compared to the prior year’s second quarter. The average indebtedness was approximately 10% less than in the 2007 second quarter and the effective interest rate declined approximately 200 basis points as compared to the prior year’s second quarter. The decline in the effective interest rate reflects the combined benefit of the lower Libor rates impacting approximately 40% of the Company’s total debt along with the reduced interest rate grids for the Working Capital and the Second Lien Facilities, as a result of the amendments to the Agreements in June 2007. In addition, the Special Interest Adjustment applicable to the Company’s $175 million Senior Subordinated Notes declined 50 basis points to 0.75% effective April 1, 2008. The Special Interest Adjustment will decline an additional 50 basis points to 0.25% effective October 1, 2008, as result of the further reduction in the Company’s leverage ratio as of June 30, 2008.
The effective income tax rate was 44% and 48% in the second quarter of 2008 and 2007, respectively. The Company records income tax expense as a result of the inclusion of certain foreign earnings in the computation of the U.S. income tax expense without the current recognition of the benefit of the related foreign tax credits. These credits are carried forward for future use and the benefit will be recorded if the credits are ultimately utilized. The use of these credits is uncertain, in part, due to the use of net operating loss carryovers, which offset U.S. taxable income. As a result of the use of the net operating loss carryovers to offset U.S. taxable income, the Company estimates it will pay worldwide income taxes in 2008 at the rate of approximately 20%-22% of the financial statement pretax income rather than the 44% effective tax rate that is recorded.
For the second quarter of 2008, net income from continuing operations increased to $6.2 million, or $0.47 per diluted share. In comparison, for the second quarter of 2007, net income from continuing operations was $1.5 million, or $0.11 per diluted share. In the second quarter of 2008, discontinued operations incurred losses of $0.3 million, or $0.03 net loss per share, as compared to income from discontinued operations of $0.2 million, or $0.01 net income per share, in the 2007 second quarter. For the second quarter of 2008, net income was $6.0 million, or $0.44 per diluted share, compared to net income of $1.6 million, or $0.12 net income per diluted share in the second quarter of 2007.
Operating activities provided $17.2 million of cash in the second quarter of 2008, as compared to $17.1 million in the prior year’s second quarter. In addition to the increased profitability during the quarter, the Company continued its trend of improved working capital management as all components of inventory, receivables and vendor liability management improved as compared to the prior year’s second quarter. In particular, inventory turnover improved to 3.8 times per year at June 30, 2008 as compared to 3.6 times per year at June 30, 2007.

Total debt including capitalized leases aggregated to $206 million, net of cash, at June 30, 2008, compared to $239 million, net of cash, at June 30, 2007. During the 2008 second quarter, the Company repaid $15 million of the Second Lien Facility. This is intended to be applied against the anticipated 2008 “Excess Cash Flow” debt repayment requirement of the Senior Subordinated Notes Indenture. The Company also repaid $7 million during the first quarter of 2008 to satisfy “Excess Cash Flow” requirements related to 2007. As of June 30, 2008, the Company had combined cash and availability under its revolver of $61 million.
Financial Review of Continuing Operations for Six Months Ended June 30, 2008
Net sales for the six months ended June 30, 2008 were $272.9 million, an increase of 12.2% over the net sales of $243.3 million in first six months of 2007. Excluding the impact of foreign currency translations, net sales increased 7.5% with international sales increasing 14.7% in local currency. Sales to customers outside the U.S. were 45% of total sales for the six months ended June 30, 2008 as compared to 40% in the comparable period of 2007.
For the six months ended June 30, 2008, gross margin improved to 32.8% of net sales, as compared to 31.0% of net sales for first half of 2007. The increase in gross margin as compared to the prior year reflects the combined effects of the Company’s improved cost and price-management initiatives.
Selling, general and administrative expenses were $57.1 million, or 20.9% of net sales for the six months ended June 30, 2008, and $52.4 million, or 21.5% of net sales, for the six months ended June 30, 2007.
Interest costs of $10.7 million decreased $3.6 million during the six-month period ended June 30, 2008, as compared to the first six months of 2007. Average indebtedness was approximately 10% lower and the effective interest rate declined approximately 200 basis points during the first six months of 2008 as compared to 2007.
The effective income tax rate was 44% for the six months ended June 30, 2008, as compared to 57% for the comparable 2007 period. During both periods, the Company recorded increased income tax expense as a result of the inclusion of certain foreign earnings in the computation of the recorded income tax expense without the current recognition of the benefit of the related foreign tax credits. These credits are carried forward for future use and the benefit will be recorded if these are ultimately utilized. The use of these credits is uncertain, in part, due to the use of net operating loss carryovers that offset U.S. taxable income. The relative amount of the foreign earnings included in U.S. taxable income is less in 2008 than in 2007 resulting in the reduced effective income tax rate.
For the six months ended June 30, 2008 net income from continuing operations increased to $11.0 million, or $0.82 per diluted share, from $2.7 million, or $0.21 per diluted share, of net income from continuing operations for the comparable period of 2007. Discontinued operations incurred losses of $0.5 million, or $0.04 per share, as compared to income of $0.3 million for the six months ended June 30, 2008 and 2007 respectively. For the six months ended June 30, 2008 net income was $10.5 million, or $0.78 per diluted share, compared to net income of $3.1 million, or $0.23 per diluted share for the comparable period of 2007.
Operating EBITDA, As Adjusted,
In the second quarter of 2008, Operating EBITDA from continuing operations increased 46% to $21.4 million, or 15.1% of net sales, as compared to $14.7 million, or 11.6% of net sales, in the second quarter of 2007. For the six months ended June 30, 2008, Operating EBITDA from continuing operations increased to $39.1 million, or 14.3% of net sales, as compared to $29.7 million, or 12.2% of net sales, for the six months ended June 30, 2007. Including the results of the discontinued operations for the six months ended June 30, 2008, Operating EBITDA, as adjusted, was $38.7 million.
Outlook for 2008
“In the first six months of 2008, we further improved our market position, our profitability and our cash flow as we continued to build momentum within our organization and in the marketplace. Demand for our products remains strong on a global basis driven by infrastructure spending despite some pockets of weakness in the U.S. and European markets,” commented Mr. Melnuk.
Mr. Melnuk continued: “Escalating commodity costs have been and look to be an ongoing challenge. Although we will have less benefit from forward purchase commitments in the second half relative to the first, we will have the full benefit of the price increase that went into effect April 1, some additional price increases that will be phased in on all product lines over the remaining six months of the year, as well as, the savings from our TCP cost improvement initiatives which are continuing to produce significant savings. All in all, we are pleased with our progress and are focusing on our long-term objectives to build our core brand and product strength, enhance service and reduce costs.”
Use of Non-GAAP Measures
Our discussions of operations include reference to “Operating EBITDA, as adjusted.” While a non-GAAP measure, management believes this measure enhances the reader’s understanding of underlying and continuing operating results in the periods presented. The Company defines “Operating EBITDA” as earnings before interest, taxes, depreciation, amortization, LIFO adjustments, stock-based compensation expense, minority interest, post-retirement benefit expense in excess of cash payments and the nonrecurring items of severance accruals and restructuring costs. The presentation of “Operating EBITDA, as adjusted” facilitates the reader’s ability to compare current period results to other periods by isolating certain unusual items of income or expense, such as those detailed in an attached schedule. Operating EBITDA, as adjusted, for certain unusual items is reflective of management measurements which focus on operating spending levels and efficiencies and less on the non-cash and unusual items believed to be nonrecurring. Additionally, non-GAAP measures such as Operating EBITDA and Operating EBITDA, as adjusted, are commonly used to value the business by investors and lenders.

A schedule is attached which reconciles Net Income (Loss) as shown in the Consolidated Statements of Operations to Operating EBITDA and Operating EBITDA, as adjusted.
Non-GAAP measurements such as “Operating EBITDA” and “Operating EBITDA, as adjusted” are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. Use of Operating EBITDA and Operating EBITDA, as adjusted, has material limitations, and therefore management provides reconciliation for the reader, of Operating EBITDA and Operating EBITDA, as adjusted, to Net Income.
The financial statement information presented in accordance with generally-accepted accounting principles (GAAP) and the non-GAAP measure have not been reviewed by an independent, registered public accounting firm.
Conference Call
Thermadyne will hold a teleconference on August 5, 2008 at 4:00 p.m. Eastern.
To participate via telephone, please dial:
•	U.S. and Canada: 800-762-8795 (Conference ID 3899785)
Those wishing to participate are asked to dial in ten minutes before the conference begins. For those unable to participate in the live conference call, a recording of the conference will be available from August 5, 2008 at 5:00 p.m. Eastern until August 12, 2008 at 11:30 p.m. Eastern by dialing (800) 406-7325. Enter conference ID 3899785 to listen to the recording.
About Thermadyne
Thermadyne, headquartered in St. Louis, Missouri, is a leading global manufacturer and marketer of metal cutting and welding products and accessories under a variety of leading premium brand names including Victor®, Tweco® / Arcair®, Thermal Dynamics®, Thermal Arc®, Stoody®, TurboTorch®, Firepower® and Cigweld®. Its common shares trade on the NASDAQ under the symbol THMD. For more information about Thermadyne, its products and services, visit the Company’s web site at www.Thermadyne.com.
Cautionary Statement Regarding Forward-Looking Statements:
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current expectations and involve a number of risks and uncertainties. Actual results may differ materially from such statements due to a variety of factors that could adversely affect the Company’s operating results. These risks and factors are set forth in documents the Company files with the Securities and Exchange Commission, specifically in the Company’s most recent Annual Report on Form 10-K and other reports it files from time to time.

THERMADYNE HOLDINGS CORPORATION
FINANCIAL HIGHLIGHTS
(In thousands, except share data)
UNAUDITED
Schedule 1
Condensed Consolidated Statements of Operations

	Three Months Ended June 30,				Six Months Ended June 30,
	2008	% of Sales	2007	% of Sales	2008	% of Sales	2007	% of Sales
Net sales	$142,135	100.0%	$127,181	100.0%	$272,902	100.0%	$243,288	100.0%
Cost of goods sold	94,968	66.8%	89,445	70.3%	183,456	67.2%	167,752	69.0%

Gross margin	47,167	33.2%	37,736	29.7%	89,446	32.8%	75,536	31.0%
Selling, general and administrative expenses	29,674	20.9%	26,414	20.8%	57,125	20.9%	52,367	21.5%
Amortization of intangibles	669	0.5%	726	0.6%	1,336	0.5%	1,452	0.6%
Net periodic postretirement benefits	52	0.0%	138	0.1%	104	0.0%	276	0.1%

Operating income	16,772	11.8%	10,458	8.2%	30,881	11.3%	21,441	8.8%
Other expenses:
Interest	(5,323)	(3.7)%	(7,269)	(5.7)%	(10,657)	(3.9)%	(14,331)	(5.9)%
Amortization of deferred financing costs	(234)	(0.2)%	(353)	(0.3)%	(468)	(0.2)%	(706)	(0.3)%
Minority interest	(69)	(0.0)%	(31)	(0.0)%	(121)	(0.0)%	(53)	(0.0)%

Income from continuing operations before income tax provision and discontinued operations	11,146	7.8%	2,805	2.2%	19,635	7.2%	6,351	2.6%
Income tax provision	4,901	3.4%	1,333	1.0%	8,673	3.2%	3,616	1.5%

Net income from continuing operations	6,245	4.4%	1,472	1.2%	10,962	4.0%	2,735	1.1%
Income (loss) from discontinued operations, net of tax	(283)	—	176	0.1%	(475)	(0.2)%	317	0.1%

Net income	$5,962	4.2%	$1,648	1.3%	$10,487	3.8%	$3,052	1.3%

Basic and diluted net income (loss) per share:
Continuing operations	$0.47		$0.11		$0.82		$0.21
Discontinued operations	(0.03)		0.01		(0.04)		0.02

Net income	$0.44		$0.12		$0.78		$0.23

The financial statement presentations reflect the reclassification of the Company’s discontinued operations

THERMADYNE HOLDINGS CORPORATION
FINANCIAL HIGHLIGHTS
(In thousands)
UNAUDITED
Schedule 2
Condensed Consolidated Cash Flow Data

	Three Months Ended		Six Months Ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
Cash flows from continuing operations
Cash flows from operating activities:
Net income loss	$5,962	$1,648	$10,487	$3,052
Adjustments to reconcile net income to net cash used in operating activities:
(Income) loss from discontinued operations	283	(176)	475	(317)
Minority Interest	69	31	121	53
Depreciation and amortization	3,162	3,286	6,280	6,573
Deferred income taxes	2,633	(612)	4,484	627
Net Periodic post-retirement benefits	52	205	104	276
Changes in operating assets and liabilities:
Accounts receivable	(1,902)	(5,279)	(8,035)	(10,627)
Inventories	(6,959)	3,685	(5,151)	115
Prepaids	(741)	713	(805)	33
Accounts payable	7,626	4,404	11,780	1,867
Accrued and other liabilities	3,837	2,583	1,226	(6,520)
Accrued interest	3,998	5,046	(762)	241
Other long-term liabilities	(195)	—	(384)	—
Other, net	(625)	1,542	257	1,358

Net cash provided by (used in) operating activities	17,200	17,076	20,077	(3,269)

Cash flows from investing activities:
Capital expenditures	(3,135)	(3,213)	(4,632)	(4,519)
Proceeds from sales of assets	—	13,783	500	13,783
Purchase of outside interest in joint venture	(2,169)	—	(3,013)	—
Other, net	(300)	(343)	(348)	(427)

Net cash provided by (used in) investing activities	(5,604)	10,227	(7,493)	8,837

Cash flows from financing activities:
Borrowings under Working Capital Facility	1,964	2,968	16,145	20,041
Repayments of Working Capital Facility	(6,901)	(11,594)	(11,616)	(12,244)
Repayments of other debt	(15,456)	(14,445)	(22,689)	(14,533)
Advances to discontinued operations	(1,936)	(906)	(3,062)	(1,460)
Other, net	1,508	599	1,752	934

Net cash used in financing activities	(20,821)	(23,378)	(19,470)	(7,262)

Effect of exchange rate changes on cash and cash equivalents	626	306	1,194	445

Net cash provided by (used in) continuing operations	$(8,599)	$4,231	$(5,692)	$(1,249)

Cash flows from discontinued operations
Net cash used in operating activities	$(1,488)	$(1,249)	$(2,382)	$(621)
Net cash provided by (used in) investing activities	—	(780)	500	(871)
Net cash provided by financing activities	1,451	1,615	1,581	1,670
Effect of exchange rates on cash and cash equivalents	11	(5)	26	(9)

Net cash provided by (used in) discontinued operation	$(26)	$(419)	$(275)	$169

Total increase (decrease) in cash and cash equivalents	$(8,625)	$3,812	$(5,967)	$(1,080)
Total cash and cash equivalents beginning of period (including cash of discontinued operation	s) 19,093	6,418	16,435	11,310

Total cash and cash equivalents end of period (including cash of discontinued operations)	$10,468	$10,230	$10,468	$10,230

     The financial statement presentations reflect the reclassification of the Company’s discontinued operations

THERMADYNE HOLDINGS CORPORATION
FINANCIAL HIGHLIGHTS
(In thousands)
Schedule 3

	June 30,	December 31,
	2008	2007
	UNAUDITED
ASSETS
Cash and cash equivalents	$10,467	$16,159
Accounts receivable, net	95,997	83,852
Inventories	99,576	90,961
Prepaid expenses and other	7,581	6,147
Deferred tax assets	2,721	2,721
Assets held for sale	1,423	2,023

Total current assets	217,765	201,863
Property, plant and equipment, net	46,332	44,356
Goodwill	190,093	182,163
Intangibles, net	61,964	63,204
Other assets	4,254	5,841

Total assets	$520,408	$497,427

LIABILITIES AND SHAREHOLDERS’ EQUITY

Working capital facility	$17,187	$12,658
Current maturities of long-term obligations	1,915	8,778
Accounts payable	47,235	31,577
Accrued and other liabilities	30,579	28,826
Accrued interest	7,270	8,032
Income taxes payable	5,600	4,664
Deferred tax liabilities	2,667	2,667
Liabilities applicable to assets held for sale	5,235	7,417

Total current liabilities	117,688	104,619
Long-term obligations, less current maturities	197,028	213,142
Deferred tax liabilities	56,899	44,306
Other long-term liabilities	12,687	12,989
Minority interest	550	287
Total shareholders’ equity	135,556	122,084

Total liabilities and shareholders’ equity	$520,408	$497,427

	June 30,	December 31,
Long-term Obligations	2008	2007
Working Capital Facility	$17,187	$12,658
Second-Lien Facility	14,000	36,000
Senior Subordinated Notes, due February 1, 2014, 9 1/4% interest payable semiannually on February 1 and August 1	175,000	175,000
Capital leases and other	9,943	10,920

	216,130	234,578
Current maturities and working capital facility	(19,102)	(21,436)

	$197,028	$213,142

The financial statement presentations reflect the reclassification of the Company’s discontinued operation

THERMADYNE HOLDINGS CORPORATION
FINANCIAL HIGHLIGHTS
(In thousands)
UNAUDITED
Schedule 4
Working Capital Efficiency Information

	2008		2007
	June 30,	March 31,	December 31,	September 30,	June 30,
Accounts receivable, net	$95,997	$90,869	$83,852	$90,748	$91,160
Inventories	99,576	90,231	90,961	99,803	98,692
Accounts payable	(47,235)	(36,080)	(31,577)	(34,699)	(34,429)

	$148,338	$145,020	$143,236	$155,852	$155,423

% Annualized Sales	26.1%	27.7%	28.6%	31.0%	30.6%
	#VALUE!	0	0	568540	513736
DSO	60.8	62.5	60.4	65.0	64.5
Inventory Turns	3.81	3.92	3.70	3.52	3.63
DPO	44.8	36.7	33.8	35.6	34.6
Calculation Notes

% Annualized Sales = Net amount compared to annualized quarterly sales

DSO = Accounts receivable compared to related quarterly sales divided by 90

Inventory Turns = Quarterly cost of sales annualized divided by inventory

DPO = Accounts payable compared to related quarterly cost of sales divided by 90
The financial statement presentations reflect the reclassification of the Company’s discontinued operations

THERMADYNE HOLDINGS CORPORATION
FINANCIAL HIGHLIGHTS
(In millions)
UNAUDITED
Schedule 5
Reconciliations of Net Loss from continuing operations to Operating EBITDA (1) and Operating EBITDA, as adjusted

	Three Months Ended June 30,
	2008	2007
Net income from continuing operations	$6.2	$1.5
Plus:
Depreciation and amortization including deferred financing fees	3.2	3.3
Interest expense	5.3	7.3
Net periodic postretirement benefits in excess of cash payments	—	0.1
LIFO	1.1	0.8
Minority interest	0.1	—
Severance accrual	—	—
Stock compensation expense	0.6	0.4
Provision for income taxes	4.9	1.3

Operating EBITDA from continuing operations (1)	$21.4	$14.7
Percentage of Net Sales	15.1%	11.6%
EBITDA from discontinued operations	(0.2)	0.4

Operating EBITDA, as adjusted (1)	$21.2	$15.1

	Six Months Ended June 30,
	2008	2007
Net income (loss) from continuing operations	$10.9	$2.7
Plus:
Depreciation and amortization including deferred financing fees	6.3	6.6
Interest expense	10.6	14.3
Net periodic postretirement benefits in excess of cash payments	—	0.1
LIFO	1.6	1.5
Minority interest	0.2	0.1
Severance accrual	—	0.1
Stock compensation expense	0.8	0.7
Provision for income taxes	8.7	3.6

Operating EBITDA, as adjusted, from continuing operations (1)	39.1	29.7
Percentage of Net Sales	14.3%	12.2%
EBITDA from discontinued operations	(0.4)	1.0

Operating EBITDA, as adjusted (1)	$38.7	$30.7

(1)	A Non-GAAP measure
The financial statement presentations reflect the reclassification of the Company’s discontinued operations